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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
    Boucher     Robert      Charles           (Month/Day/Year)             Synagro Technologies, Inc. (SYGR)    (Month/Day/Year)
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     (Last)     (First)     (Middle)                02/28/02             5. Relationship of Reporting        -----------------------
                                           ----------------------------     Person(s) to Issuer              7. Individual or Joint/
     1800 Bering, Suite 1000               3. IRS or Social                 (Check all applicable)              Group Filing (Check
----------------------------------------      Security Number of               Director       10% Owner         Applicable Line)
             (Street)                         Reporting Person           -----           -----                   X  Form filed by
                                              (Voluntary)                  X   Officer        Other (specify    --- One Reporting
     Houston       Texas       77057                                     -----           -----      below)          Person
--------------------------------------     ----------------------------  (give title below)                         Form filed by
      (City)      (State)      (Zip)                                       Chief Operating Officer              --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)

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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership    6. Nature of Indirect
   Security (Instr. 4)     and Expiration          Securities Underlying       or Exercise      Form of         Beneficial Ownership
                           Date                    Derivative Security         Price of         Derivative      (Instr. 5)
                           (Month/Day/Year)        (Instr. 4)                  Derivative       Security:
                        -------------------------------------------------      Security         Direct (D) or
                                                                Amount or                       Indirect (I)
                        Date         Expiration                 Number                          (Instr. 5)
                        Exercisable  Date          Title        of Shares
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Explanation of Responses:
                                                                                       /s/ ROBERT CHARLES BOUCHER         3/11/02
**    Intentional misstatements or omissions of facts constitute Federal            ----------------------------------  ------------
      Criminal Violations.                                                           **Signature of Reporting Person        Date




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See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Date:

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1473 (7-96)